Note Regarding this Exhibit:  This document provides a written description of an oral contract entered into between OneUp Innovations, Inc. and Leslie Vogelman on June 23, 2006.

Parties:

Leslie Vogelman (“Lender”)
Treasurer
OneUp Innovations, Inc.
2745 Bankers Industrial Drive
Atlanta, GA 30360

OneUp Innovations, Inc. (the “Company”)
2745 Bankers Industrial Drive
Atlanta, GA 30360

Date:

June 23, 2006

Material Terms:

This oral contract was for a subordinated note payable.  The Lender agreed to provide the Company with loans from time to time to supplement the working capital of the Company. These loans are unsecured and are subordinated to any and all other loans that the Company may have.

Interest on any loans accrues at the Prime Lending rate. The loans have no specific maturity and are payable upon demand, if the Company has the ability (and the right) to repay them.